Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Frank Leto, President, CEO
FOR MORE INFORMATION CONTACT:	610-581-4730
Mike Harrington, CFO
610-526-2466

Bryn Mawr Bank Corporation Reports
Second Quarter Net Income of $15.0 Million

BRYN MAWR, Pa., July 20, 2020 - Bryn Mawr Bank Corporation (NASDAQ: BMTC) (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today reported net income of $15.0 million, or $0.75 diluted earnings per share for the three months ended June 30, 2020, as compared to a net loss of $11.2 million, or $(0.56) diluted earnings per share, for the three months ended March 31, 2020, and net income of $15.8 million, or $0.78 diluted earnings per share, for the three months ended June 30, 2019.

On a non-GAAP basis, core net income, which excludes gain on sale of Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans, one-time costs associated with the wind-down of BMT Investment Advisers, a wholly-owned subsidiary of the Corporation, and severance associated with certain staff reductions, as detailed in the appendix to this earnings release, was $15.4 million, or $0.77 diluted earnings per share, for the three months ended June 30, 2020. There were no meaningful non-core income or expense items for the three months ended March 31, 2020 or June 30, 2019. Management believes the core net income measure is important in evaluating the Corporation’s performance on a more comparable basis between periods. A reconciliation of this and other non-GAAP to GAAP performance measures is included in the appendix to this earnings release.

“In this time of unprecedented uncertainty, I am pleased with our second quarter results. This is truly a testament to BMT’s strong foundation and focus on people, process, technology and diversification of revenue streams. The hard work and dedication our employees showed in this time of crisis deserves special recognition,” commented Frank Leto, President and Chief Executive Officer, continuing, “Our transition to remote work was seamless and will offer us future efficiencies in both occupancy and personnel expenses. We entered this pandemic in a position of strength. Management remains diligent in the execution of our heightened risk management and credit monitoring processes.”

On July 20, 2020, the Board of Directors of the Corporation declared a quarterly dividend of $0.27 per share, payable September 1, 2020 to shareholders of record as of August 3, 2020.

SIGNIFICANT ITEMS OF NOTE

Results of Operations – Second Quarter 2020 Compared to First Quarter 2020

•Net income for the three months ended June 30, 2020 was $15.0 million, or $0.75 diluted earnings per share, as compared to a net loss of $11.2 million, or $(0.56) diluted earnings per share, for the three months ended March 31, 2020. The net loss for the three months ended March 31, 2020 was primarily due to the $32.3 million in provision for credit losses on loans and leases (the “Provision”) recorded in the first quarter of 2020 as a result of reserve builds driven by the COVID-19 pandemic. The Provision for the three months ended June 30, 2020 was $4.3 million. Other factors impacting the increase in net income included increases of $1.1 million and $4.5 million in net interest income and noninterest income, respectively, partially offset by increases of $425 thousand and $7.0 million in noninterest expense and income tax expense, respectively, for the three months ended June 30, 2020 as compared to the three months ended March 31, 2020.

•Net interest income for the three months ended June 30, 2020 was $37.4 million, an increase of $1.1 million over the linked quarter. Tax-equivalent net interest income for the three months ended June 30, 2020 was $37.5 million, an increase of $1.0 million over the linked quarter. Tax-equivalent net interest income for the second quarter of 2020 was positively impacted by the accretion of purchase accounting fair value marks of $1.0 million, an increase of $91 thousand as compared to $949 thousand for the linked quarter. Excluding the effects of these purchase accounting fair value marks, the adjusted tax-equivalent net interest income for the three months ended June 30, 2020 was $36.4 million, an increase of $947 thousand over the linked quarter. A reconciliation of this and other non-GAAP to GAAP performance measures is included in the appendix to this earnings release.

The tax-equivalent net interest margin was 3.22% for the three months ended June 30, 2020 as compared to 3.38% for the linked quarter. Adjusting for the impact of the accretion of purchase accounting fair value marks, the adjusted tax-equivalent net interest margin was 3.13% for the three months ended June 30, 2020 as compared to 3.29% for the linked quarter. A reconciliation of this and other non-GAAP to GAAP performance measures is included in the appendix to this earnings release.

Items contributing to the increase in tax-equivalent net interest income adjusted for purchase accounting included decreases of $3.2 million and $221 thousand in interest paid on deposits and interest expense on short-term borrowings, respectively, partially offset by decreases of $2.2 million and $292 thousand in tax-equivalent interest and fees earned on loans and leases and tax-equivalent interest income on available for sale investment securities, respectively, for the three months ended June 30, 2020 as compared to the linked quarter ended March 31, 2020. These decreases were primarily due to reduced interest rates during the second quarter of 2020 as compared to the first quarter of 2020 and driven by management's active balance sheet management in this current interest rate environment.

Interest expense on deposits for the three months ended June 30, 2020 decreased $3.2 million over the linked quarter. The decrease was primarily due to a 47 basis point decrease in the tax-equivalent rate paid on average interest-bearing deposits for the three months ended June 30, 2020 as compared to the linked quarter. The effect of the decrease in the tax-equivalent rate paid was partially offset by an increase of $115.4 million in average interest-bearing deposits for the three months ended June 30, 2020 as compared to the linked quarter.

Interest expense on short-term borrowings for the three months ended June 30, 2020 decreased $221 thousand over the linked quarter. The decrease was primarily due to a 62 basis point decrease in the rate paid as compared to the linked quarter coupled with a $3.8 million decrease in average short-term borrowings as compared to the linked quarter.

Tax-equivalent interest and fees earned on loans and leases for the three months ended June 30, 2020 decreased $2.1 million as compared to the linked quarter. The decrease was primarily due to a 46 basis point decrease in the tax-equivalent yield on average loans and leases for the three months ended June 30, 2020 as compared to the linked quarter. The effect of the decrease in the tax-equivalent yield was partially offset by an increase of $201.6 million in average loans and leases for the three months ended June 30, 2020 as compared to the linked quarter. The increase in average loan and lease balances was primarily the result of the addition of $307.9 million PPP loans originated during the second quarter of 2020. The majority of these PPP loans were sold prior to quarter-end.

Tax-equivalent interest income on available for sale investment securities for the three months ended June 30, 2020 decreased $292 thousand as compared to the linked quarter. The decrease was primarily due to a 23 basis point decrease in the tax-equivalent yield on average available for sale investment securities. The effect of the decrease in the tax-equivalent yield was partially offset by an increase of $242 thousand in average available for sale investment securities for the three months ended June 30, 2020 as compared to the linked quarter.

•Noninterest income of $22.8 million for the three months ended June 30, 2020 represented a $4.5 million increase over the linked quarter. The increase was primarily due to increases of $2.4 million, $2.2 million, and $614 thousand in net gain on sale of loans, other operating income, and capital markets revenue, respectively, partially offset by decreases of $243 thousand, $230 thousand, and $201 thousand in service charges on deposits, insurance commissions, and dividends on the Corporation's equity stocks issued by the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank, respectively. The increase in net gain on sale of loans was driven by a $2.4 million gain on the sale of approximately $292.1 million of PPP loans in the second quarter of 2020. The increase in other operating income was primarily due to a $1.0 million gain on trading securities recorded in the second quarter of 2020, as compared to a $978 thousand loss on trading securities recorded in the first quarter of 2020. Trading security gains and losses are due to market fluctuations in the Corporation's trading securities held in deferred compensation trust accounts.

•Noninterest expense of $36.8 million for the three months ended June 30, 2020 represented a $425 thousand increase over the linked quarter. Increases of $990 thousand and $207 thousand in other operating expenses and professional fees, respectively, were partially offset by decreases of $311 thousand, $279 thousand, and $205 thousand in furniture, fixtures and equipment expenses, employee benefits, and advertising expenses, respectively. The increase in other operating expenses was primarily driven by $2.3 million of other operating expenses recorded in the second quarter of 2020 associated with the wind-down of BMT Investment Advisers, as well as a $1.7 million increase in deferred compensation expense which was primarily due to market fluctuations in the first and second quarters of 2020 affecting the Corporation's deferred compensation plan liability. These increases in other operating expenses were partially offset by a decrease of $3.9 million in provision for credit losses on off-balance sheet credit exposures. During the first quarter of 2020, a $3.0 million provision for credit losses on off-balance sheet credit exposures was recorded driven by the expected adverse economic impacts of the COVID-19 pandemic.

•The Provision of $4.3 million for the three months ended June 30, 2020 decreased $28.0 million as compared to $32.3 million for the three months ended March 31, 2020. The Provisions recorded in the first and second quarters of 2020 were driven by the current and forward-looking adverse economic impacts of the COVID-19 pandemic included in the estimation of expected credit losses on loans and leases as of March 31, 2020 and June 30, 2020, respectively. Net loan and lease charge-offs for the second quarter of 2020 totaled $3.4 million, a decrease of $675 thousand as compared to $4.1 million for the first quarter of 2020.

•The effective tax rate for the second quarter of 2020 increased to 21.09% as compared to 20.94% for the first quarter of 2020.

Results of Operations – Second Quarter 2020 Compared to Second Quarter 2019

•Net income for the three months ended June 30, 2020 was $15.0 million, or $0.75 diluted earnings per share, as compared to $15.8 million, or $0.78 diluted earnings per share, for the three months ended June 30, 2019. Net interest income for the three months ended June 30, 2020 was $37.4 million, an increase of $774 thousand over the same period in 2019. The Provision for the three months ended June 30, 2020, as calculated under the Current Expected Credit Loss (“CECL”) framework, increased $2.7 million as compared to the same period in 2019, which was calculated in accordance with previously applicable GAAP. Total noninterest income increased $2.6 million, total noninterest expense increased $1.7 million, and income tax expense decreased $229 thousand for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019.

•Net interest income for the three months ended June 30, 2020 was $37.4 million, an increase of $774 thousand as compared to the same period in 2019. Tax-equivalent net interest income for the three months ended June 30, 2020 was $37.5 million, an increase of $741 thousand as compared to the same period in 2019. Tax-equivalent net interest income for the first quarter of 2020 was positively impacted by the accretion of purchase accounting fair value marks of $1.0 million as compared to $1.3 million for the same period in 2019. Excluding the effects of these purchase accounting fair value marks, the adjusted tax-equivalent net interest income for the three months ended June 30, 2020 was $36.4 million, an increase of $988 thousand as compared to the same period in 2019. A reconciliation of this and other non-GAAP to GAAP performance measures is included in the appendix to this earnings release.

The tax-equivalent net interest margin was 3.22% for the three months ended June 30, 2020 as compared to 3.55% for the same period in 2019. Adjusting for the impacts of the accretion of purchase accounting fair value marks, the adjusted tax-equivalent net interest margin was 3.13% and 3.43% for three months ended June 30, 2020 and 2019, respectively. The main drivers for the decrease in the adjusted tax-equivalent net interest margin were the rate and volume changes of interest-bearing assets and liabilities as discussed in the below bullet points. A reconciliation of this and other non-GAAP to GAAP performance measures is included in the appendix to this earnings release.

Items contributing to the increase in tax-equivalent net interest income adjusted for purchase accounting included a decrease of $5.3 million in interest paid on deposits, partially offset by decreases of $3.9 million and $642 thousand in tax-equivalent interest and fees earned on loans and leases and tax-equivalent interest income on available for sale investment securities, respectively, for the three months ended June 30, 2020 as compared to the same period in 2019. These decreases were all primarily due to reduced interest rates observed during the second quarter of 2020 as compared to the same period in 2019 driven by the current interest rate environment.

Interest expense on deposits for the three months ended June 30, 2020 decreased $5.2 million as compared to the same period in 2019. The decrease was primarily due to a 78 basis point decrease in the tax-equivalent rate paid on average interest-bearing deposits for the three months ended June 30, 2020 as compared to the same period in 2019. The effect of the decrease in the tax-equivalent rate paid was partially offset by an increase of $174.3 million in average interest-bearing deposits for the three months ended June 30, 2020 as compared to the same period in 2019.

Tax-equivalent interest and fees earned on loans and leases for the three months ended June 30, 2020 decreased $4.1 million as compared to the same period in 2019. The decrease was primarily due to a 95 basis point decrease in the tax-equivalent yield on average loans and leases for the three months ended June 30, 2020 as compared to the same period in 2019. The effect of the decrease in the tax-equivalent yield was partially offset by an increase of $415.8 million in average loans and leases for the three months ended June 30, 2020 as compared to same period in 2019.

Tax-equivalent interest income on available for sale investment securities for the three months ended June 30, 2020 decreased $642 thousand as compared to the same period in 2019. The decrease was primarily due to a 27 basis point decrease in the tax-equivalent yield on average available for sale investment securities for the three months ended June 30, 2020 as compared to the same period in 2019 coupled with a decrease of $47.1 million in average available for sale investment securities for the three months ended June 30, 2020 as compared to the same period in 2019.

•Noninterest income of $22.8 million for the three months ended June 30, 2020 represented a $2.6 million increase over the same period in 2019. The increase was primarily due to increases of $2.4 million and $1.5 million in net gain on sale of loans and capital markets revenue, respectively, partially offset by decreases of $394 thousand, $265 thousand, $249 thousand, and $234 thousand in insurance commissions, other operating income, service charges on deposits, and fees for wealth management services, respectively. The increase in net gain on sale of loans was driven by a $2.4 million gain on the sale of approximately $292.1 million of PPP loans in the second quarter of 2020. The increase in capital markets revenue was primarily due to increased volume and size of interest rate swap transactions with commercial loan customers for the three months ended June 30, 2020 as compared to the same period in 2019.

•Noninterest expense of $36.8 million for the three months ended June 30, 2020 represented a $1.7 million increase over the same period in 2019. Increases of $2.5 million, $259 thousand, and $212 thousand in other operating expenses, professional fees, and impairment of mortgage servicing rights, respectively, were partially offset by decreases of $448 thousand, $397 thousand, and $308 thousand in furniture, fixtures and equipment expenses, Pennsylvania bank shares tax, and advertising expenses, respectively. The increase in other operating expenses was primarily driven by $2.3 million of other operating expenses recorded in the second quarter of 2020 associated with the wind-down of BMT Investment Advisers, as well as a $476 thousand increase in deferred compensation expense. These increases in other operating expenses were partially offset by an $867 thousand release of reserves for credit losses on off-balance sheet credit exposures recorded in the second quarter of 2020 based on lower future line usage estimates.

•The Provision of $4.3 million for the three months ended June 30, 2020, as calculated under the CECL framework, increased $2.7 million as compared to the same period in 2019, which was calculated in accordance with previously applicable GAAP. The Provision recorded in the second quarter of 2020 was driven by the current and forward-looking adverse economic impacts of the COVID-19 pandemic included in the estimation of expected credit losses on loans and leases as of June 30, 2020. Net loan and lease charge-offs for the second quarter of 2020 totaled $3.4 million, an increase of $2.3 million as compared to $1.1 million for the second quarter in 2019.

•The effective tax rate for the second quarter of 2020 decreased to 21.09% as compared to 21.18% for the second quarter of 2019.

Financial Condition – June 30, 2020 Compared to December 31, 2019

•Total assets as of June 30, 2020 were $5.27 billion, an increase of $8.1 million from December 31, 2019. Cash balances increased $410.6 million primarily due to the sale of approximately $292.1 million of PPP loans in the second quarter of 2020 coupled with higher deposit balances resulting from PPP loan funds deposited with the Bank. Other assets increased $96.1 million primarily driven by a $96.4 million increase in the fair value of interest rate swaps. Partially offsetting these increases was a $475.4 million decrease in available for sale investment securities as discussed in the bullet point below.

•Available for sale investment securities as of June 30, 2020 totaled $530.6 million, a decrease of $475.4 million from December 31, 2019. The decrease was primarily due to the maturing of $500.0 million of short-term U.S. Treasury securities in the first quarter of 2020, partially offset by increases of $12.1 million, $11.2 million, and $8.0 million of U.S. government and agency securities, mortgage-backed securities, and corporate bonds, respectively.

•Total portfolio loans and leases of $3.72 billion as of June 30, 2020 increased by $32.9 million from December 31, 2019, an increase of 0.9%. Increases of $38.7 million, $25.3 million, $15.1 million, and $10.2 million in commercial real estate loans (nonowner-occupied), commercial and industrial loans, commercial real estate loans (owner-occupied), and construction loans, respectively, were partially offset by decreases of $29.5 million, $13.5 million, and $11.4 million in home equity lines of credit, consumer loans, and residential mortgage loans (1st liens), respectively. In conjunction with the adoption of CECL, the Corporation has revised its portfolio segmentation to align with the methodology applied in determining the allowance for credit losses (“ACL”) for loans and leases under CECL, which is based on federal call report codes which classify loans based on the primary collateral supporting the loan. Portfolio segmentation prior to the adoption of CECL was based on product type or purpose. As such, certain reclassifications were made to conform previous years to the current year's presentation.

As of June 30, 2020, 1,668 loans and leases in the amount of $767.1 million, approximately 20.6% of the Corporation's portfolio loans and leases, are within a deferral period under the Corporation's consumer and commercial loan and lease modification programs.

•The ACL on loans and leases was $22.6 million as of December 31, 2019. Effective January 1, 2020, the Corporation adopted CECL and recognized an increase in the ACL on loans and leases of approximately $3.2 million, as a cumulative effect of a change in accounting principle, with a corresponding decrease, net of tax, in retained earnings. The ACL on loans and leases was $55.0 million as of June 30, 2020, an increase of $32.4 million as compared to December 31, 2019. The significant increase was driven by the current and forward-looking adverse economic impacts of the COVID-19 pandemic included in the estimation of expected credit losses on loans and leases as of June 30, 2020 as compared to our initial adoption of CECL.

•Deposits of $4.24 billion as of June 30, 2020 increased $401.4 million from December 31, 2019. Increases of $319.3 million, $133.0 million, and $29.2 million in noninterest bearing deposits, money market accounts, and savings accounts, respectively, were partially offset by decreases of $34.5 million and $31.4 million in interest-bearing demand accounts and wholesale non-maturity deposits, respectively. The increase in noninterest bearing deposits was primarily due to the Bank's funding of PPP loans to its depositors during the second quarter of 2020.

•Borrowings of $194.4 million as of June 30, 2020, which include short-term borrowings, long-term FHLB advances, subordinated notes and junior subordinated debentures decreased $471.6 million from December 31, 2019. The decrease was primarily due to the maturing of $500.0 million of short-term borrowings in the first quarter of 2020, which was used to fund the purchase of $500.0 million of short-term U.S. Treasury securities included on the balance sheet as of December 31, 2019.

•Wealth assets totaled $17.01 billion as of June 30, 2020, an increase of $464.8 million from December 31, 2019. As of June 30, 2020, wealth assets consisted of $10.35 billion of wealth assets where fees are set at fixed amounts, an increase of $779.9 million from December 31, 2019, and $6.66 billion of wealth assets where fees are predominantly determined based on the market value of the assets held in their accounts, a decrease of $315.0 million from December 31, 2019.

•The capital ratios for the Bank and the Corporation, as of June 30, 2020, as shown in the attached tables, indicate regulatory capital levels in excess of the regulatory minimums and the levels necessary for the Bank to be considered “well capitalized.” In March 2020, the U.S. banking agencies issued an interim final rule that provides banking organizations with an alternative option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period. The current and prior quarter ratios reflect the Corporation's election of the five-year transition provision.

EARNINGS CONFERENCE CALL

The Corporation will hold an earnings conference call at 8:30 a.m. Eastern Time on Tuesday, July 21, 2020. Interested parties may participate by calling 1-888-317-6016. A taped replay of the conference call will be available one hour after the conclusion of the call and will remain available through 9:00 a.m. Eastern Time on Friday, August 21, 2020. This recording may be obtained by calling 1-877-344-7529, referring to conference number 10145764.

The Corporation will simultaneously broadcast the earnings conference call live over the Internet through a webcast on the investor relations portion of the Corporation’s website. To access the call via the Internet, please visit the website at http://services.choruscall.com/links/bmtc200721.html. An online archive of the webcast will be available within one hour of the conclusion of the earnings conference call. Within 24 hours after the conclusion of the earnings conference call, an online transcript will be available at the following website:
https://platform.mi.spglobal.com/web/client?auth=inherit&overridecdc=1&#company/transcripts?id=100154.

The Corporation’s decision to hold an earnings conference call for the second quarter of 2020 is not indicative of the Corporation’s future plans with respect to earnings conference calls, and decisions regarding whether to continue holding earnings conference calls will be made at a future date.

FORWARD LOOKING STATEMENTS AND SAFE HARBOR

This communication contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may,” “would,” “should,” “could,” “will,” “likely,” “possibly,” “expect,” “anticipate,” “intend,” “indicate,” “estimate,” “target,” “potentially,” “promising,” “probably,” “outlook,” “predict,” “contemplate,” “continue,” “plan,” “strategy,” “forecast,” “project,” “annualized,” “are optimistic,” “are looking,” “are looking forward” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this communication are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. The COVID-19 pandemic (the “Pandemic”) is adversely affecting us, our clients, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the Pandemic, could affect us in substantial and unpredictable ways. Other factors include, among others, our need for capital, our ability to control operating costs and expenses, and to manage loan and lease delinquency rates; the credit risks of lending activities and overall quality of the composition of our loan, lease and securities portfolio; the impact of economic conditions, consumer and business spending habits, and real estate market conditions on our business and in our market area; changes in the levels of general interest rates, deposit interest rates, or net interest margin and funding sources; changes in banking regulations and policies and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; changes in accounting policies and practices or accounting standards, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss model, which has changed how we estimate credit losses and may result in further increases in the required level of our allowance for credit losses; unanticipated regulatory or legal proceedings, outcomes of litigation or other contingencies; cybersecurity events; the inability of key third-party providers to perform their obligations to us; our ability to attract and retain key personnel; competition in our marketplace; war or terrorist activities; material differences in the actual financial results, cost savings and revenue enhancements associated with our acquisitions; uncertainty regarding the future of LIBOR; the impact of public health issues and pandemics, and their effects on the economic and business environments in which we operate, the effect of the Pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; and other factors as described in our securities filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements and information set forth herein are based on Corporation management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent Annual Report on Form 10-K, as updated by our quarterly or other reports subsequently filed with the SEC, including our most recent Quarterly Report on Form 10-Q.

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Bryn Mawr Bank Corporation
Summary Financial Information (unaudited)
(dollars in thousands, except per share data)

	As of or For the Three Months Ended					For the Six Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Consolidated Balance Sheet (selected items)
Interest-bearing deposits with banks	$448,113	$69,239	$42,328	$86,158	$49,643
Investment securities	550,974	537,592	1,027,182	625,452	606,844
Loans held for sale	4,116	2,785	4,249	5,767	6,333
Portfolio loans and leases	3,722,165	3,767,166	3,689,313	3,540,747	3,534,665
Allowance for credit losses ("ACL") on loans and leases	(54,974)	(54,070)	(22,602)	(20,777)	(21,182)
Goodwill and other intangible assets	201,315	202,225	203,143	204,096	205,050
Total assets	5,271,311	4,923,033	5,263,259	4,828,641	4,736,565
Deposits - interest-bearing	3,026,152	2,850,986	2,944,072	2,794,079	2,691,502
Deposits - non-interest-bearing	1,217,496	927,922	898,173	904,409	940,911
Short-term borrowings	28,891	162,045	493,219	203,471	207,828
Long-term FHLB advances	44,837	47,303	52,269	44,735	47,941
Subordinated notes	98,794	98,750	98,705	98,660	98,616
Jr. subordinated debentures	21,843	21,798	21,753	21,709	21,665
Total liabilities	4,667,637	4,329,854	4,651,032	4,227,706	4,146,410
Total shareholders' equity	603,674	593,179	612,227	600,935	590,155
Average Balance Sheet (selected items)
Interest-bearing deposits with banks	195,966	50,330	66,060	48,597	37,843	123,148	35,306
Investment securities	542,321	542,876	593,289	622,336	587,518	542,598	578,765
Loans held for sale	3,805	2,319	4,160	4,375	3,353	3,062	2,289
Portfolio loans and leases	3,936,227	3,736,067	3,594,449	3,528,548	3,520,866	3,836,146	3,498,818
Total interest-earning assets	4,678,319	4,331,592	4,257,958	4,203,856	4,149,580	4,504,954	4,115,178
Goodwill and intangible assets	201,823	202,760	203,663	204,637	205,593	202,292	206,152
Total assets	5,226,074	4,844,918	4,775,407	4,760,074	4,651,625	5,035,495	4,598,672
Deposits - interest-bearing	2,969,113	2,853,712	2,799,050	2,776,226	2,794,854	2,911,412	2,734,857
Short-term borrowings	136,816	140,585	121,612	169,985	68,529	138,700	112,844
Long-term FHLB advances	46,161	47,335	53,443	45,698	52,397	46,748	53,883
Subordinated notes	98,770	98,725	98,681	98,634	98,587	98,748	98,564
Jr. subordinated debentures	21,814	21,768	21,726	21,680	21,637	21,791	21,616
Total interest-bearing liabilities	3,272,674	3,162,125	3,094,512	3,112,223	3,036,004	3,217,399	3,021,764
Total liabilities	4,625,511	4,229,908	4,168,899	4,164,763	4,070,160	4,427,708	4,021,870
Total shareholders' equity	600,563	615,010	606,508	595,311	581,465	607,787	576,802

Bryn Mawr Bank Corporation
Summary Financial Information (unaudited)
(dollars in thousands, except per share data)

	As of or For the Three Months Ended					For the Six Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Income Statement
Net interest income	$37,385	$36,333	$35,985	$37,398	$36,611	$73,718	$74,258
Provision for loan and lease losses	4,302	32,335	2,225	919	1,627	36,637	5,363
Noninterest income	22,773	18,300	23,255	19,455	20,221	41,073	39,474
Noninterest expense	36,843	36,418	36,430	35,173	35,188	73,261	74,912
Income tax expense (benefit)	4,010	(2,957)	4,202	4,402	4,239	1,053	7,003
Net income (loss)	15,003	(11,163)	16,383	16,359	15,778	3,840	26,454
Net loss attributable to noncontrolling interest	(32)	—	(1)	(1)	(7)	(32)	(8)
Net income (loss) attributable to Bryn Mawr Bank Corporation	15,035	(11,163)	16,384	16,360	15,785	3,872	26,462
Basic earnings per share	0.75	(0.56)	0.81	0.81	0.78	0.19	1.31
Diluted earnings per share	0.75	(0.56)	0.81	0.81	0.78	0.19	1.31
Net income (loss) (core) (1)	15,399	(11,163)	16,384	16,360	15,785	4,236	30,015
Basic earnings per share (core) (1)	0.77	(0.56)	0.81	0.81	0.78	0.21	1.49
Diluted earnings per share (core) (1)	0.77	(0.56)	0.81	0.81	0.78	0.21	1.48
Dividends paid or accrued per share	0.26	0.26	0.26	0.26	0.25	0.52	0.50
Profitability Indicators
Return on average assets	1.16%	(0.93)%	1.36%	1.36%	1.36%	0.15%	1.16%
Return on average equity	10.07%	(7.30)%	10.72%	10.90%	10.89%	1.28%	9.25%
Return on tangible equity(1)	15.86%	(10.17)%	16.85%	17.35%	17.62%	2.63%	15.18%
Return on tangible equity (core)(1)	16.23%	(10.17)%	16.85%	17.35%	17.62%	2.81%	17.11%
Return on average assets (core)(1)	1.19%	(0.93)%	1.36%	1.36%	1.36%	0.17%	1.32%
Return on average equity (core)(1)	10.31%	(7.30)%	10.72%	10.90%	10.89%	1.40%	10.49%
Tax-equivalent net interest margin	3.22%	3.38%	3.36%	3.54%	3.55%	3.30%	3.65%
Efficiency ratio(1)	57.25%	64.98%	59.89%	60.19%	60.23%	61.01%	60.25%
Share Data
Closing share price	$27.66	$28.38	$41.24	$36.51	$37.32
Book value per common share	$30.29	$29.78	$30.42	$29.86	$29.31
Tangible book value per common share	$20.23	$19.66	$20.36	$19.75	$19.16
Price / book value	91.32%	95.30%	135.57%	122.27%	127.33%
Price / tangible book value	136.73%	144.35%	202.55%	184.86%	194.78%
Weighted average diluted shares outstanding	20,008,219	20,053,159	20,213,008	20,208,630	20,244,409	20,077,159	20,256,469
Shares outstanding, end of period	19,927,893	19,921,524	20,126,296	20,124,193	20,131,854
Wealth Management Information:
Wealth assets under mgmt, administration, supervision and brokerage (2)	$17,012,903	$15,593,732	$16,548,060	$15,609,786	$14,815,298
Fees for wealth management services	$11,276	$11,168	$11,672	$10,826	$11,510

Bryn Mawr Bank Corporation
Summary Financial Information (unaudited)
(dollars in thousands, except per share data)

	As of or For the Three Months Ended					For the Six Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Capital Ratios(3)
Bryn Mawr Trust Company ("BMTC")
Tier I capital to risk weighted assets ("RWA")	11.68%	11.10%	11.47%	12.17%	11.83%
Total capital to RWA	12.93%	12.33%	12.09%	12.75%	12.42%
Tier I leverage ratio	8.75%	9.12%	9.37%	9.75%	9.61%
Tangible equity ratio (1)	8.67%	8.98%	8.58%	9.75%	9.58%
Common equity Tier I capital to RWA	11.68%	11.10%	11.47%	12.17%	11.83%

Bryn Mawr Bank Corporation ("BMBC")
Tier I capital to RWA	11.27%	10.80%	11.42%	11.33%	11.12%
Total capital to RWA	15.14%	14.62%	14.69%	14.61%	14.44%
Tier I leverage ratio	8.44%	8.88%	9.33%	9.07%	9.04%
Tangible equity ratio (1)	7.95%	8.30%	8.10%	8.60%	8.51%
Common equity Tier I capital to RWA	10.71%	10.25%	10.86%	10.75%	10.54%

Asset Quality Indicators
Net loan and lease charge-offs ("NCO"s)	$3,398	$4,073	$400	$1,324	$1,061	$7,471	$3,607

Loans and leases risk-rated Special Mention	$55,171	$14,833	$19,922	$40,494	$14,232
Total classified loans and leases	154,687	60,972	66,901	36,192	40,908
Total criticized loans and leases	$209,858	$75,805	$86,823	$76,686	$55,140

Nonperforming loans and leases ("NPL"s)	$8,418	$7,557	$10,648	$14,119	$12,179
Other real estate owned ("OREO")	—	—	—	72	155
Total nonperforming assets ("NPA"s)	$8,418	$7,557	$10,648	$14,191	$12,334

Nonperforming loans and leases 30 or more days past due	$3,223	$3,380	$6,314	$4,940	$8,224
Performing loans and leases 30 to 89 days past due	10,022	19,930	7,196	5,273	9,466
Performing loans and leases 90 or more days past due	—	—	—	—	—
Total delinquent loans and leases	$13,245	$23,310	$13,510	$10,213	$17,690

Delinquent loans and leases to total loans and leases	0.36%	0.62%	0.37%	0.29%	0.50%
Delinquent performing loans and leases to total loans and leases	0.27%	0.53%	0.19%	0.15%	0.27%
NCOs / average loans and leases (annualized)	0.35%	0.44%	0.04%	0.15%	0.12%	0.39%	0.21%
NPLs / total portfolio loans and leases	0.23%	0.20%	0.29%	0.40%	0.34%
NPAs / total loans and leases and OREO	0.23%	0.20%	0.29%	0.40%	0.35%
NPAs / total assets	0.16%	0.15%	0.20%	0.29%	0.26%
ACL / NPLs	653.05%	715.50%	212.27%	147.16%	173.92%
ACL / classified loans and leases	35.54%	88.68%	33.78%	57.41%	51.78%
ACL / criticized loans and leases	26.20%	71.33%	26.03%	27.09%	38.42%
ACL / portfolio loans	1.48%	1.44%	0.61%	0.59%	0.60%
ACL for originated loans and leases / Originated loans and leases (1)	1.51%	1.47%	0.68%	0.66%	0.68%
(Total ACL + Loan mark) / Total Gross portfolio loans and leases (1)	1.69%	1.68%	0.91%	0.92%	1.00%

Troubled debt restructurings ("TDR"s) included in NPLs	$1,792	$3,248	$3,018	$5,755	$4,190
TDRs in compliance with modified terms	10,013	4,852	5,071	5,069	5,141
Total TDRs	$11,805	$8,100	$8,089	$10,824	$9,331
(1)Non-GAAP measure - see Appendix for Non-GAAP to GAAP reconciliation.
(2)Brokerage assets represent assets held at a registered broker dealer under a clearing agreement.
(3)Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed. The March 31, 2020 and June 30, 2020 ratios reflect the Corporation’s election of a five-year transition provision to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.

Bryn Mawr Bank Corporation
Detailed Balance Sheets (unaudited)
(dollars in thousands)

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Assets
Cash and due from banks	$16,408	$17,803	$11,603	$8,582	$13,742
Interest-bearing deposits with banks	448,113	69,239	42,328	86,158	49,643
Cash and cash equivalents	464,521	87,042	53,931	94,740	63,385
Investment securities, available for sale	530,581	516,466	1,005,984	604,181	588,119
Investment securities, held to maturity	12,592	13,369	12,577	12,947	10,209
Investment securities, trading	7,801	7,757	8,621	8,324	8,516
Loans held for sale	4,116	2,785	4,249	5,767	6,333
Portfolio loans and leases, originated	3,422,890	3,424,601	3,320,816	3,137,769	3,088,849
Portfolio loans and leases, acquired	299,275	342,565	368,497	402,978	445,816
Total portfolio loans and leases	3,722,165	3,767,166	3,689,313	3,540,747	3,534,665
Less: Allowance for credit losses on originated loans and leases	(51,659)	(50,365)	(22,526)	(20,675)	(21,076)
Less: Allowance for credit losses on acquired loans and leases	(3,315)	(3,705)	(76)	(102)	(106)
Total allowance for credit losses on loans and lease	(54,974)	(54,070)	(22,602)	(20,777)	(21,182)
Net portfolio loans and leases	3,667,191	3,713,096	3,666,711	3,519,970	3,513,483
Premises and equipment	61,778	63,144	64,965	66,439	68,092
Operating lease right-of-use assets	39,348	40,157	40,961	42,200	43,116
Accrued interest receivable	15,577	12,017	12,482	12,746	13,312
Mortgage servicing rights	3,440	4,115	4,450	4,580	4,744
Bank owned life insurance	59,728	59,399	59,079	58,749	58,437
Federal Home Loan Bank ("FHLB") stock	4,506	11,928	23,744	16,148	14,677
Goodwill	184,012	184,012	184,012	184,012	184,012
Intangible assets	17,303	18,213	19,131	20,084	21,038
Other investments	17,055	16,786	16,683	16,683	16,517
Other assets	181,762	172,747	85,679	161,071	122,575
Total assets	$5,271,311	$4,923,033	$5,263,259	$4,828,641	$4,736,565

Liabilities
Deposits
Noninterest-bearing	$1,217,496	$927,922	$898,173	$904,409	$940,911
Interest-bearing	3,026,152	2,850,986	2,944,072	2,794,079	2,691,502
Total deposits	4,243,648	3,778,908	3,842,245	3,698,488	3,632,413
Short-term borrowings	28,891	162,045	493,219	203,471	207,828
Long-term FHLB advances	44,837	47,303	52,269	44,735	47,941
Subordinated notes	98,794	98,750	98,705	98,660	98,616
Jr. subordinated debentures	21,843	21,798	21,753	21,709	21,665
Operating lease liabilities	43,693	44,482	45,258	46,506	47,393
Accrued interest payable	7,907	7,230	6,248	9,015	8,244
Other liabilities	178,024	169,338	91,335	105,122	82,310
Total liabilities	4,667,637	4,329,854	4,651,032	4,227,706	4,146,410

Shareholders' equity
Common stock	24,662	24,655	24,650	24,646	24,583
Paid-in capital in excess of par value	380,167	379,495	378,606	377,806	376,652
Less: common stock held in treasury, at cost	(88,612)	(88,540)	(81,174)	(81,089)	(78,583)
Accumulated other comprehensive income, net of tax	9,019	8,869	2,187	2,698	1,700
Retained earnings	279,165	269,395	288,653	277,568	266,496
Total Bryn Mawr Bank Corporation shareholders' equity	604,401	593,874	612,922	601,629	590,848
Noncontrolling interest	(727)	(695)	(695)	(694)	(693)
Total shareholders' equity	603,674	593,179	612,227	600,935	590,155
Total liabilities and shareholders' equity	$5,271,311	$4,923,033	$5,263,259	$4,828,641	$4,736,565

Bryn Mawr Bank Corporation
Supplemental Balance Sheet Information (unaudited)
(dollars in thousands)

	Portfolio Loans and Leases(1) as of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Commercial real estate - nonowner-occupied	$1,375,904	$1,354,416	$1,337,167	$1,238,881	$1,217,763
Commercial real estate - owner-occupied	542,688	530,667	527,607	499,202	514,013
Home equity lines of credit	194,767	209,278	224,262	227,682	231,697
Residential mortgage - 1st liens	695,270	710,495	706,690	702,588	704,605
Residential mortgage - junior liens	33,644	35,583	36,843	37,240	39,063
Construction	212,374	221,116	202,198	195,161	195,269
Total real estate loans	3,054,647	3,061,555	3,034,767	2,900,754	2,902,410
Commercial & Industrial	457,529	491,298	432,227	426,084	419,936
Consumer	43,762	45,951	57,241	50,760	49,453
Leases	166,227	168,362	165,078	163,149	162,866
Total non-real estate loans and leases	667,518	705,611	654,546	639,993	632,255
Total portfolio loans and leases	$3,722,165	$3,767,166	$3,689,313	$3,540,747	$3,534,665

	Nonperforming Loans and Leases(1) as of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Commercial real estate - nonowner-occupied	$245	$181	$199	$3,055	$3,147
Commercial real estate - owner-occupied	4,046	2,543	4,159	4,535	2,470
Home equity lines of credit	915	758	636	693	470
Residential mortgage - 1st liens	912	1,080	2,447	2,693	3,102
Residential mortgage - junior liens	72	79	83	84	72
Total nonperforming real estate loans	6,190	4,641	7,524	11,060	9,261
Commercial & Industrial	1,973	2,692	2,180	1,991	2,056
Consumer	36	52	61	75	60
Leases	219	172	883	993	802
Total nonperforming non-real estate loans and leases	2,228	2,916	3,124	3,059	2,918
Total nonperforming portfolio loans and leases	$8,418	$7,557	$10,648	$14,119	$12,179

	Net Loan and Lease Charge-Offs (Recoveries)(1) for the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Commercial real estate - nonowner-occupied	$(4)	$(2)	$(1,067)	$(7)	$(4)
Commercial real estate - owner-occupied	1,234	—	190	680	—
Home equity lines of credit	(4)	114	33	(22)	128
Residential mortgage - 1st liens	420	727	378	(7)	339
Residential mortgage - junior liens	—	—	—	—	52
Construction	(1)	(1)	(1)	(1)	(1)
Total net charge-offs of real estate loans	1,645	838	(467)	643	514
Commercial & Industrial	499	612	57	(15)	(17)
Consumer	238	261	227	187	119
Leases	1,016	2,362	583	509	445
Total net charge-offs of non-real estate loans and leases	1,753	3,235	867	681	547
Total net charge-offs	$3,398	$4,073	$400	$1,324	$1,061
(1)In conjunction with the adoption of CECL, the Corporation has revised its portfolio segmentation to align with the methodology applied in determining the ACL) for loans and leases under CECL, which is based on Federal call report codes which classify loans based on the primary collateral supporting the loan. Portfolio segmentation prior to the adoption of CECL was based on product type or purpose. As such, certain reclassifications were made to conform previous years to the current year's presentation.

Bryn Mawr Bank Corporation
Supplemental Balance Sheet Information (unaudited)
(dollars in thousands)

	Investment Securities Available for Sale, at Fair Value
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
U.S. Treasury securities	$100	$101	$500,101	$101	$101
Obligations of the U.S. Government and agencies	114,149	106,679	102,020	172,753	192,799
State & political subdivisions - tax-free	4,583	4,562	5,379	6,327	6,700
State & political subdivisions - taxable	—	—	—	—	170
Mortgage-backed securities	377,204	374,775	366,002	388,891	348,975
Collateralized mortgage obligations	25,873	29,699	31,832	35,459	38,724
Corporate bonds	8,022	—	—	—	—
Other debt securities	650	650	650	650	650
Total investment securities available for sale, at fair value	$530,581	$516,466	$1,005,984	$604,181	$588,119

	Unrealized Gain (Loss) on Investment Securities Available for Sale
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
U.S. Treasury securities	$—	$1	$35	$1	$1
Obligations of the U.S. Government and agencies	1,103	1,036	(159)	188	275
State & political subdivisions - tax-free	30	10	13	8	8
Mortgage-backed securities	11,683	11,554	5,025	4,605	3,364
Collateralized mortgage obligations	702	778	36	180	89
Corporate bonds	22	—	—	—	—
Total unrealized gains (losses) on investment securities available for sale	$13,540	$13,379	$4,950	$4,982	$3,737

	Deposits
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Interest-bearing deposits:
Interest-bearing demand	$910,441	$750,127	$944,915	$778,809	$745,134
Money market	1,239,523	1,133,952	1,106,478	983,170	966,596
Savings	249,636	247,799	220,450	248,539	263,830
Retail time deposits	400,186	406,828	405,123	467,346	502,745
Wholesale non-maturity deposits	146,463	198,888	177,865	274,121	100,047
Wholesale time deposits	79,903	113,392	89,241	42,094	113,150
Total interest-bearing deposits	3,026,152	2,850,986	2,944,072	2,794,079	2,691,502
Noninterest-bearing deposits	1,217,496	927,922	898,173	904,409	940,911
Total deposits	$4,243,648	$3,778,908	$3,842,245	$3,698,488	$3,632,413

Bryn Mawr Bank Corporation
Detailed Income Statements (unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended					For the Six Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Interest income:
Interest and fees on loans and leases	$40,690	$42,795	$43,220	$45,527	$44,783	$83,485	$89,620
Interest on cash and cash equivalents	37	111	195	143	73	148	205
Interest on investment securities	2,894	3,201	3,545	3,903	3,532	6,095	7,031
Total interest income	43,621	46,107	46,960	49,573	48,388	89,728	96,856
Interest expense:
Interest on deposits	4,476	7,637	8,674	9,510	9,655	12,113	17,752
Interest on short-term borrowings	232	453	555	937	357	685	1,300
Interest on FHLB advances	155	244	279	243	269	399	547
Interest on jr. subordinated debentures	229	295	323	340	352	524	710
Interest on subordinated notes	1,144	1,145	1,144	1,145	1,144	2,289	2,289
Total interest expense	6,236	9,774	10,975	12,175	11,777	16,010	22,598
Net interest income	37,385	36,333	35,985	37,398	36,611	73,718	74,258
Provision for credit losses ("PCL") on loans and leases	4,302	32,335	2,225	919	1,627	36,637	5,363
Net interest income after PCL on loans and leases	33,083	3,998	33,760	36,479	34,984	37,081	68,895
Noninterest income:
Fees for wealth management services	11,276	11,168	11,672	10,826	11,510	22,444	21,902
Insurance commissions	1,303	1,533	1,666	1,842	1,697	2,836	3,369
Capital markets revenue	2,975	2,361	5,455	2,113	1,489	5,336	3,708
Service charges on deposits	603	846	858	856	852	1,449	1,660
Loan servicing and other fees	452	461	489	555	553	913	1,162
Net gain on sale of loans	3,134	782	597	674	752	3,916	1,071
Net gain (loss) on sale of other real estate owned	—	148	(48)	(12)	—	148	(24)
Dividends on FHLB and FRB stocks	243	444	432	346	316	687	727
Other operating income	2,787	557	2,134	2,255	3,052	3,344	5,899
Total noninterest income	22,773	18,300	23,255	19,455	20,221	41,073	39,474
Noninterest expense:
Salaries and wages	16,926	16,989	18,667	17,765	17,038	33,915	37,939
Employee benefits	3,221	3,500	2,685	3,288	3,317	6,721	7,483
Occupancy and bank premises	3,033	3,015	3,206	3,008	3,125	6,048	6,377
Furniture, fixtures and equipment	2,120	2,431	2,401	2,335	2,568	4,551	4,957
Advertising	196	401	599	587	504	597	919
Amortization of intangible assets	910	918	953	954	956	1,828	1,894
Impairment (recovery) of mortgage servicing rights ("MSRs")	222	231	13	(19)	10	453	27
Professional fees	1,575	1,368	1,754	1,044	1,316	2,943	2,636
Pennsylvania bank shares tax	116	116	42	514	513	232	922
Data processing	1,479	1,394	1,517	1,377	1,303	2,873	2,623
Other operating expenses	7,045	6,055	4,593	4,320	4,538	13,100	9,135
Total noninterest expense	36,843	36,418	36,430	35,173	35,188	73,261	74,912
Income (loss) before income taxes	19,013	(14,120)	20,585	20,761	20,017	4,893	33,457
Income tax expense (benefit)	4,010	(2,957)	4,202	4,402	4,239	1,053	7,003
Net income (loss)	$15,003	$(11,163)	$16,383	$16,359	$15,778	$3,840	$26,454
Net loss attributable to noncontrolling interest	(32)	—	(1)	(1)	(7)	(32)	(8)
Net income (loss) attributable to Bryn Mawr Bank Corporation	$15,035	$(11,163)	$16,384	$16,360	$15,785	$3,872	$26,462

Per share data:
Weighted average shares outstanding	19,926,737	20,053,159	20,124,553	20,132,117	20,144,651	19,989,948	20,156,509
Dilutive common shares	81,482	—	88,455	76,513	99,758	87,211	99,960
Weighted average diluted shares	20,008,219	20,053,159	20,213,008	20,208,630	20,244,409	20,077,159	20,256,469
Basic earnings per common share	$0.75	$(0.56)	$0.81	$0.81	$0.78	$0.19	$1.31
Diluted earnings per common share	$0.75	$(0.56)	$0.81	$0.81	$0.78	$0.19	$1.31
Dividends paid or accrued per share	$0.26	$0.26	$0.26	$0.26	$0.25	$0.52	$0.50
Effective tax rate	21.09%	20.94%	20.41%	21.20%	21.18%	21.52%	20.93%

Bryn Mawr Bank Corporation
Tax-Equivalent Net Interest Margin (unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended															For the Six Months Ended
	June 30, 2020			March 31, 2020			December 31, 2019			September 30, 2019			June 30, 2019			June 30, 2020			June 30, 2019
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid

Assets:
Interest-bearing deposits with other banks	$195,966	$37	0.08%	$50,330	$111	0.89%	$66,060	$195	1.17%	$48,597	$143	1.17%	$37,843	$73	0.77%	$123,148	$148	0.24%	$35,306	$205	1.17%
Investment securities - available for sale:
Taxable	516,823	2,775	2.16%	516,244	3,065	2.39%	566,359	3,334	2.34%	594,975	3,765	2.51%	560,999	3,400	2.43%	516,534	5,840	2.27%	552,391	6,763	2.47%
Tax-exempt	4,572	26	2.29%	4,909	28	2.29%	5,844	33	2.24%	6,594	36	2.17%	7,530	43	2.29%	4,740	54	2.29%	8,656	98	2.28%
Total investment securities - available for sale	521,395	2,801	2.16%	521,153	3,093	2.39%	572,203	3,367	2.33%	601,569	3,801	2.51%	568,529	3,443	2.43%	521,274	5,894	2.27%	561,047	6,861	2.47%

Investment securities - held to maturity	13,126	73	2.24%	13,195	87	2.65%	12,756	84	2.61%	12,360	80	2.57%	10,417	71	2.73%	13,160	160	2.44%	9,615	138	2.89%
Investment securities - trading	7,800	24	1.24%	8,528	25	1.18%	8,330	99	4.72%	8,407	27	1.27%	8,572	24	1.12%	8,164	49	1.21%	8,103	46	1.14%

Loans and leases *	3,940,032	40,779	4.16%	3,738,386	42,898	4.62%	3,598,609	43,326	4.78%	3,532,923	45,642	5.13%	3,524,219	44,903	5.11%	3,839,208	83,677	4.38%	3,501,107	89,861	5.18%

Total interest-earning assets	4,678,319	43,714	3.76%	4,331,592	46,214	4.29%	4,257,958	47,071	4.39%	4,203,856	49,693	4.69%	4,149,580	48,514	4.69%	4,504,954	89,928	4.01%	4,115,178	97,111	4.76%

Cash and due from banks	16,263			12,479			9,829			12,890			13,725			14,371			14,068
Less: allowance for loan and lease losses	(54,113)			(25,786)			(21,124)			(21,438)			(20,844)			(39,950)			(20,368)
Other assets	585,605			526,633			528,744			564,766			509,164			556,120			489,794

Total assets	$5,226,074			$4,844,918			$4,775,407			$4,760,074			$4,651,625			$5,035,495			$4,598,672

Liabilities:

Interest-bearing deposits:
Savings, NOW and market rate deposits	$2,313,150	$2,341	0.41%	$2,197,279	$4,981	0.91%	$2,149,623	$5,659	1.04%	$1,996,181	$5,445	1.08%	$1,928,755	$5,040	1.05%	$2,255,215	$7,322	0.65%	$1,863,790	$8,804	0.95%
Wholesale deposits	245,052	486	0.80%	253,322	977	1.55%	214,229	1,024	1.90%	299,309	1,729	2.29%	345,782	2,143	2.49%	249,186	1,463	1.18%	344,247	4,155	2.43%
Retail time deposits	410,911	1,649	1.61%	403,111	1,679	1.68%	435,198	1,991	1.82%	480,736	2,336	1.93%	520,317	2,472	1.91%	407,011	3,328	1.64%	526,820	4,793	1.83%
Total interest-bearing deposits	2,969,113	4,476	0.61%	2,853,712	7,637	1.08%	2,799,050	8,674	1.23%	2,776,226	9,510	1.36%	2,794,854	9,655	1.39%	2,911,412	12,113	0.84%	2,734,857	17,752	1.31%

Borrowings:
Short-term borrowings	136,816	232	0.68%	140,585	453	1.30%	121,612	555	1.81%	169,985	937	2.19%	68,529	357	2.09%	138,700	685	0.99%	112,844	1,300	2.32%
Long-term FHLB advances	46,161	155	1.35%	47,335	244	2.07%	53,443	279	2.07%	45,698	243	2.11%	52,397	269	2.06%	46,748	399	1.72%	53,883	547	2.05%
Subordinated notes	98,770	1,144	4.66%	98,725	1,145	4.66%	98,681	1,144	4.60%	98,634	1,145	4.61%	98,587	1,144	4.65%	98,748	2,289	4.66%	98,564	2,289	4.68%
Jr. subordinated debt	21,814	229	4.22%	21,768	295	5.45%	21,726	323	5.90%	21,680	340	6.22%	21,637	352	6.53%	21,791	524	4.84%	21,616	710	6.62%
Total borrowings	303,561	1,760	2.33%	308,413	2,137	2.79%	295,462	2,301	3.09%	335,997	2,665	3.15%	241,150	2,122	3.53%	305,987	3,897	2.56%	286,907	4,846	3.41%

Total interest-bearing liabilities	3,272,674	6,236	0.77%	3,162,125	9,774	1.24%	3,094,512	10,975	1.41%	3,112,223	12,175	1.55%	3,036,004	11,777	1.56%	3,217,399	16,010	1.00%	3,021,764	22,598	1.51%

Noninterest-bearing deposits	1,126,139			894,264			915,128			903,314			909,945			1,010,202			890,941
Other liabilities	226,698			173,519			159,259			149,226			124,211			200,107			109,165
Total noninterest-bearing liabilities	1,352,837			1,067,783			1,074,387			1,052,540			1,034,156			1,210,309			1,000,106

Total liabilities	4,625,511			4,229,908			4,168,899			4,164,763			4,070,160			4,427,708			4,021,870

Shareholders' equity	600,563			615,010			606,508			595,311			581,465			607,787			576,802

Total liabilities and shareholders' equity	$5,226,074			$4,844,918			$4,775,407			$4,760,074			$4,651,625			$5,035,495			$4,598,672

Net interest spread			2.99%			3.05%			2.98%			3.14%			3.13%			3.01%			3.25%
Effect of noninterest-bearing sources			0.23%			0.33%			0.38%			0.40%			0.42%			0.29%			0.40%

Tax-equivalent net interest margin		$37,478	3.22%		$36,440	3.38%		$36,096	3.36%		$37,518	3.54%		$36,737	3.55%		$73,918	3.30%		$74,513	3.65%

Tax-equivalent adjustment		$93	0.01%		$107	0.01%		$111	0.01%		$120	0.01%		$126	0.01%		$200	0.01%		$255	0.01%
* Average loans and leases include portfolio loans and leases, and loans held for sale. Non-accrual loans are also included in the average loan and leases balances.

Supplemental Information Regarding Accretion of Fair Value Marks

	For the Three Months Ended											For the Six Months Ended
	June 30, 2020			March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		June 30, 2020		June 30, 2019
(dollars in thousands)	Interest	Inc. / (Dec.)	Effect on Yield or Rate	Inc. / (Dec.)	Effect on Yield or Rate	Inc. / (Dec.)	Effect on Yield or Rate	Inc. / (Dec.)	Effect on Yield or Rate	Inc. / (Dec.)	Effect on Yield or Rate	Inc. / (Dec.)	Effect on Yield or Rate	Inc. / (Dec.)	Effect on Yield or Rate
Loans and leases	Income	$1,017	0.10%	$910	0.10%	$1,027	0.11%	$1,501	0.17%	$1,193	0.14%	$1,927	0.10%	$3,190	0.18%
Retail time deposits	Expense	(103)	(0.10)%	(118)	(0.12)%	(134)	(0.12)%	(151)	(0.12)%	(171)	(0.13)%	(221)	(0.11)%	(393)	(0.15)%
Long-term FHLB advances	Expense	35	0.30%	34	0.29%	34	0.25%	34	0.30%	34	0.26%	69	0.30%	67	0.25%
Jr. subordinated debt	Expense	45	0.83%	45	0.83%	44	0.80%	44	0.81%	43	0.80%	90	0.83%	85	0.79%
Net interest income from fair value marks		$1,040		$949		$1,083		$1,574		$1,287		$1,989		$3,431
Purchase accounting effect on tax-equivalent margin			0.09%		0.09%		0.10%		0.15%		0.12%		0.09%		0.17%

Bryn Mawr Bank Corporation
Appendix - Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Performance Measures (unaudited)
(dollars in thousands, except per share data)

Statement on Non-GAAP Measures: The Corporation believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Corporation. Management uses non-GAAP financial measures in its analysis of the Corporation’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	As of or For the Three Months Ended					As of or For the Six Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Reconciliation of Net Income to Net Income (core):
Net income (loss) attributable to BMBC (a GAAP measure)	$15,035	$(11,163)	$16,384	$16,360	$15,785	$3,872	$26,462
Less: Tax-effected non-core noninterest income:
Gain on sale of PPP loans	(1,905)	—	—	—	—	(1,905)	—
Add: Tax-effected non-core noninterest expense items:
Voluntary years of service incentive program expenses	—	—	—	—	—	—	3,553
BMT Investment Advisers wind-down costs	1,844	—	—	—	—	1,844	—
Severance associated with staff reduction	425	—	—	—	—	425	—
Net income (loss) (core) (a non-GAAP measure)	$15,399	$(11,163)	$16,384	$16,360	$15,785	$4,236	$30,015

Calculation of Basic and Diluted Earnings per Common Share (core):
Weighted average common shares outstanding	19,926,737	20,053,159	20,124,553	20,132,117	20,144,651	19,989,948	20,156,509
Dilutive common shares	81,482	—	88,455	76,513	99,758	87,211	99,960
Weighted average diluted shares	20,008,219	20,053,159	20,213,008	20,208,630	20,244,409	20,077,159	20,256,469
Basic earnings per common share (core) (a non-GAAP measure)	$0.77	$(0.56)	$0.81	$0.81	$0.78	$0.21	$1.49
Diluted earnings per common share (core) (a non-GAAP measure)	$0.77	$(0.56)	$0.81	$0.81	$0.78	$0.21	$1.48

Calculation of Return on Average Tangible Equity:
Net income (loss) attributable to BMBC (a GAAP measure)	$15,035	$(11,163)	$16,384	$16,360	$15,785	$3,872	$26,462
Add: Tax-effected amortization and impairment of intangible assets	719	725	753	754	755	1,444	1,496
Net tangible (loss) income (numerator)	$15,754	$(10,438)	$17,137	$17,114	$16,540	$5,316	$27,958

Average shareholders' equity	$600,563	$615,010	$606,508	$595,311	$581,465	$607,787	$576,802
Less: Average Noncontrolling interest	696	695	694	693	688	695	687
Less: Average goodwill and intangible assets	(201,823)	(202,760)	(203,663)	(204,637)	(205,593)	(202,292)	(206,152)
Net average tangible equity (denominator)	$399,436	$412,945	$403,539	$391,367	$376,560	$406,190	$371,337

Return on tangible equity (a non-GAAP measure)	15.86%	(10.17)%	16.85%	17.35%	17.62%	2.63%	15.18%

Calculation of Return on Average Tangible Equity (core):
Net income (loss) (core) (a non-GAAP measure)	$15,399	$(11,163)	$16,384	$16,360	$15,785	$4,236	$30,015
Add: Tax-effected amortization and impairment of intangible assets	719	725	753	754	755	1,444	1,496
Net tangible income (loss) (core) (numerator)	$16,118	$(10,438)	$17,137	$17,114	$16,540	$5,680	$31,511

Average shareholders' equity	$600,563	$615,010	$606,508	$595,311	$581,465	$607,787	$576,802
Less: Average Noncontrolling interest	696	695	694	693	688	695	687
Less: Average goodwill and intangible assets	(201,823)	(202,760)	(203,663)	(204,637)	(205,593)	(202,292)	(206,152)
Net average tangible equity (denominator)	$399,436	$412,945	$403,539	$391,367	$376,560	$406,190	$371,337

Return on tangible equity (core) (a non-GAAP measure)	16.23%	(10.17)%	16.85%	17.35%	17.62%	2.81%	17.11%

Bryn Mawr Bank Corporation
Appendix - Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Performance Measures (unaudited)
(dollars in thousands, except per share data)

Statement on Non-GAAP Measures: The Corporation believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Corporation. Management uses non-GAAP financial measures in its analysis of the Corporation’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	As of or For the Three Months Ended					As of or For the Six Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Calculation of Tangible Equity Ratio (BMBC):
Total shareholders' equity	$603,674	$593,179	$612,227	$600,935	$590,155
Less: Noncontrolling interest	727	695	695	694	693
Less: Goodwill and intangible assets	(201,315)	(202,225)	(203,143)	(204,096)	(205,050)
Net tangible equity (numerator)	$403,086	$391,649	$409,779	$397,533	$385,798

Total assets	$5,271,311	$4,923,033	$5,263,259	$4,828,641	$4,736,565
Less: Goodwill and intangible assets	(201,315)	(202,225)	(203,143)	(204,096)	(205,050)
Tangible assets (denominator)	$5,069,996	$4,720,808	$5,060,116	$4,624,545	$4,531,515

Tangible equity ratio (BMBC)(1)	7.95%	8.30%	8.10%	8.60%	8.51%

Calculation of Tangible Equity Ratio (BMTC):
Total shareholders' equity	$639,711	$624,959	$624,030	$641,565	$625,464
Less: Noncontrolling interest	727	695	695	694	693
Less: Goodwill and intangible assets	(201,069)	(201,979)	(190,694)	(191,572)	(192,450)
Net tangible equity (numerator)	$439,369	$423,675	$434,031	$450,687	$433,707

Total assets	$5,267,536	$4,919,004	$5,247,649	$4,813,704	$4,721,394
Less: Goodwill and intangible assets	(201,069)	(201,979)	(190,694)	(191,572)	(192,450)
Tangible assets (denominator)	$5,066,467	$4,717,025	$5,056,955	$4,622,132	$4,528,944

Tangible equity ratio (BMTC)(1)	8.67%	8.98%	8.58%	9.75%	9.58%

Calculation of Return on Average Assets (core)
Return on average assets (GAAP)	1.16%	(0.93)%	1.36%	1.36%	1.36%	0.15%	1.16%
Effect of adjustment to GAAP net income to core net income	0.03%	—%	—%	—%	—%	0.02%	0.16%
Return on average assets (core)	1.19%	(0.93)%	1.36%	1.36%	1.36%	0.17%	1.32%

Calculation of Return on Average Equity (core)
Return on average equity (GAAP)	10.07%	(7.30)%	10.72%	10.90%	10.89%	1.28%	9.25%
Effect of adjustment to GAAP net income to core net income	0.24%	—%	—%	—%	—%	0.12%	1.24%
Return on average equity (core)	10.31%	(7.30)%	10.72%	10.90%	10.89%	1.40%	10.49%

Calculation of Tax-equivalent net interest margin adjusting for the impact of purchase accounting
Tax-equivalent net interest margin	3.22%	3.38%	3.36%	3.54%	3.55%	3.30%	3.65%
Effect of fair value marks	0.09%	0.09%	0.10%	0.15%	0.12%	0.09%	0.17%
Tax-equivalent net interest margin adjusting for the impact of purchase accounting	3.13%	3.29%	3.26%	3.39%	3.43%	3.21%	3.48%
(1)Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed. The March 31, 2020 and June 30, 2020 ratios reflect the Corporation’s election of a five-year transition provision to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.

Bryn Mawr Bank Corporation
Appendix - Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Performance Measures (unaudited)
(dollars in thousands, except per share data)

Statement on Non-GAAP Measures: The Corporation believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Corporation. Management uses non-GAAP financial measures in its analysis of the Corporation’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	As of or For the Three Months Ended					As of or For the Six Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Calculation of Tax-equivalent net interest income adjusting for the impact of purchase accounting
Tax-equivalent net interest income	$37,478	$36,440	$36,096	$37,518	$36,737	$73,918	$74,513
Effect of fair value marks	1,040	949	1,083	1,574	1,287	1,989	3,431
Tax-equivalent net interest income adjusting for the impact of purchase accounting	$36,438	$35,491	$35,013	$35,944	$35,450	$71,929	$71,082

Calculation of Efficiency Ratio:
Noninterest expense	$36,843	$36,418	$36,430	$35,173	$35,188	$73,261	$74,912
Less: certain noninterest expense items*:
Amortization of intangibles	(910)	(918)	(953)	(954)	(956)	(1,828)	(1,894)
Voluntary years of service incentive program expenses	—	—	—	—	—	—	(4,498)
BMT Investment Advisers, Inc. wind-down costs	(2,334)	—	—	—	—	(2,334)	—
Severance associated with staff reduction	(538)	—	—	—	—	(538)	—
Noninterest expense (adjusted) (numerator)	$33,061	$35,500	$35,477	$34,219	$34,232	$68,561	$68,520

Noninterest income	$22,773	$18,300	$23,255	$19,455	$20,221	$41,073	$39,474
Less: non-core noninterest income items:
Gain on sale of PPP loans	(2,411)	—	—	—	—	(2,411)	—
Noninterest income (core)	$20,362	$18,300	$23,255	$19,455	$20,221	$38,662	$39,474
Net interest income	37,385	36,333	35,985	37,398	36,611	73,718	74,258
Noninterest income (core) and net interest income (denominator)	$57,747	$54,633	$59,240	$56,853	$56,832	$112,380	$113,732

Efficiency ratio	57.25%	64.98%	59.89%	60.19%	60.23%	61.01%	60.25%

Supplemental Loan and ACL on Loans and Leases Information Used to Calculate Non-GAAP Measures
Total ACL on loans and leases	$54,974	$54,070	$22,602	$20,777	$21,182
Less: ACL on acquired loans and leases	3,315	3,705	76	102	106
ACL on originated loans and leases	$51,659	$50,365	$22,526	$20,675	$21,076

Total ACL on loans and leases	$54,974	$54,070	$22,602	$20,777	$21,182
Loan mark on acquired loans	8,037	9,478	10,905	11,948	14,174
Total ACL on loans and leases + Loan mark	$63,011	$63,548	$33,507	$32,725	$35,356

Total Portfolio loans and leases	$3,722,165	$3,767,166	$3,689,313	$3,540,747	$3,534,665
Less: Originated loans and leases	3,422,890	3,424,601	3,320,816	3,137,769	3,088,849
Net acquired loans	$299,275	$342,565	$368,497	$402,978	$445,816
Add: Loan mark on acquired loans	8,037	9,478	10,905	11,948	14,174
Gross acquired loans (excludes loan mark)	$307,312	$352,043	$379,402	$414,926	$459,990
Originated loans and leases	3,422,890	3,424,601	3,320,816	3,137,769	3,088,849
Total Gross portfolio loans and leases	$3,730,202	$3,776,644	$3,700,218	$3,552,695	$3,548,839
*In calculating the Corporation's efficiency ratio, which is used by Management to identify the cost of generating each dollar of core revenue, certain non-core income and expense items as well as the amortization of intangible assets, are excluded.